Exhibit T3C-4

GUARANTEE

For value received, each of the undersigned hereby absolutely, fully and unconditionally and irrevocably guarantees, jointly and severally with each other Guarantor, to the holder of the Notes the payment of principal of, premium, if any, and interest on the Notes upon which this Guarantee is endorsed in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of the Notes, if lawful, and the payment or performance of all obligations of WCI Steel, Inc. (the “Company”) under the Indenture, dated as of May 1, 2006, between the Company and Wilmington Trust Company, as trustee, as amended or supplemented from time to time (the “Indenture”), of the Notes, to the holder of the Notes and the Trustee, all in accordance with and subject to the terms and limitations of the Notes and Article Thirteenth of the Indenture. This Guarantee will not become effective until the Trustee duly executes the certificate of authentication on the Notes. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Dated: May 1, 2006

            WCI STEEL METALLURGICAL SERVICES, INC.

            By:  /s/ Cynthia Bezik
                     Cynthia Bezik, President

            WCI STEEL PRODUCTION CONTROL SERVICES, INC.

            By:  /s/ Cynthia Bezik
                     Cynthia Bezik, President

            WCI STEEL SALES, L.P.

            By: WCI STEEL PRODUCTION CONTROL SERVICES, INC., its General Partner

            By:  /s/ Cynthia Bezik
                     Cynthia Bezik, President

            YOUNGSTOWN SINTER COMPANY

            By:  /s/ Cynthia Bezik
                     Cynthia Bezik, President